Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of January 2, 2008 (the “Effective Date”) by and between Dr. Rajesh C. Shrotriya (“Executive”), and Spectrum Pharmaceuticals, Inc. (the “Corporation”).
WHEREAS:
A. The Corporation is a corporation organized under the laws of the State of Delaware, and is engaged in the business of developing and manufacturing pharmaceutical products and services; and
B. Executive is a person whose skills, experience and training are required by the Corporation; and
C. The Corporation wishes to continue to employ Executive and Executive wishes to accept the continued employment offered by the Corporation on the terms and conditions hereinafter set forth.
NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. EMPLOYMENT
1.1 Position and Duties
The Corporation does hereby continue to employ Executive and Executive hereby accepts such continuing employment as Chairman, Chief Executive Officer and President of Corporation upon the terms and provisions set forth in this Agreement. Executive shall report to the Board of Directors of the Corporation (the “Board”). Executive shall devote his full working time and effort to the business and affairs of the Corporation as necessary to faithfully discharge the duties and responsibilities of his office.
1.2 Other Activities
Executive may participate in other business and act as a director of any profit or nonprofit corporation, so long as such activity is not competitive with the business of the Corporation in any material respect and does not materially detract from the performance of his duties as a full time executive of the Corporation.

2. TERM
This Agreement shall continue in full force and effect for a period, which shall commence as of the Effective Date and shall continue until January 2, 2011, unless sooner terminated as hereafter provided. Thereafter, this Agreement will automatically renew for one (1) calendar year periods, unless either party gives to the other written notice at least ninety (90) days prior to the commencement of the next year, of such party’s intent not to renew this Agreement. “Term” shall mean all or any part of the initial period of employment until January 2, 2011, or all or any part of one or more renewal period(s).
3. COMPENSATION AND BENEFITS
3.1 Base Salary
As compensation for the services to be performed by Executive during the continuance of this Agreement, the Corporation shall pay Executive an annual base salary of $600,000, adjusted annually, based on performance of Executive and the Corporation, as determined by the Board (Compensation Committee), payable in accordance with Corporation practices in effect from time to time, but not less often than monthly. “Base Salary” shall mean the initial base salary or the then-current base salary as later approved by the Board.
3.2 Bonuses
The Executive shall also be paid a performance bonus (the “Performance Bonus”), no later than January 31 of the year following in an amount to be determined by the Board’s Compensation Committee according to Executive’s achievement of annual performance objectives mutually agreed upon by Executive and the Board. Annual performance objectives shall be adopted no later than January 31st of each calendar year. The Performance Bonus may, in the discretion of the Board, be paid in cash and/or in the form of annual or special grants of stock options, restricted stock and/or other equity based awards.
3.3 Pro Rata Bonuses Notwithstanding any other provision in this Agreement to the contrary, should Executive’s employment be terminated by the Corporation Without Cause, as defined in Section 6.3.3, for any reason, prior to the end of a calendar year, then in good faith the Board shall determine the amount of the Bonus, Performance Bonus and any other bonus that would have been paid to Executive had his employment continued through the end of the calendar year and the Corporation shall pay Executive (or in the case of Death, his estate) the pro rata amount of each of these bonuses (the “Pro Rata Bonuses”).

3.4 Equity Compensation
Executive shall be eligible to participate in any long-term incentive plans and/or equity based compensation plans established or maintained by Corporation for its senior executive officers.
3.5 Additional Benefits
Executive shall be entitled to all rights and benefits for which Executive is otherwise entitled under any pension plan, profit sharing plan, life, medical, dental, or health benefit the Corporation may provide for senior executives generally and for employees of the Corporation generally from time to time in effect during the Term of this Agreement (collectively, the “Additional Benefits”).
3.6 Vacation
Executive shall be entitled to thirty (30) working days per year of paid vacation (six weeks) for each calendar year of employment, which shall accrue on a pro rata basis from the date employment commences under this Agreement. Since commencement of his employment with the Corporation on September 1, 2000, Executive has accrued, but not used vacation time. The balance of accrued and unused vacation, as of the Effective Date of this Agreement, shall be added to the vacation accrued under this Agreement, and the total accrued vacation shall be available for Executive’s use. Upon termination of employment, for whatever reason, all accrued and unused vacation shall be paid to Executive. Executive shall also be entitled to holidays and leave time in accordance with the plans, policies, programs and practices in effect generally with respect to other senior employees of the Corporation. Executive shall not forfeit or cease to accrue any paid vacation, if he is unable to or does not use it, in any year or period of years during the Term hereof, or any extension thereof.
3.7 Life Insurance
During the Term of this Agreement, the Corporation shall pay for life insurance on Executive in the amount of $5 million. Executive shall be entitled to select personal beneficiaries for fifty (50%) percent of the proceeds of the life insurance with the other fifty (50%) percent going to the Corporation. The Corporation and Executive shall mutually agree on the appropriate policy structure of such life insurance, considering all options such as, but not limited to, term life, key person, or whole life policies. The Corporation shall provide Executive with additional cash compensation at the end of each calendar year to fully offset taxes attributable to Executive as a result of payment of the life insurance premiums by the Corporation.
3.8 Annual Physical Examination
Corporation shall pay all costs associated with Executive’s receiving a comprehensive annual physical examination.
3.9 Estate Planning Expense
Corporation shall pay the fees for attorneys and financial advisors to create and maintain a comprehensive estate plan for Executive with a maximum of thirty thousand dollars ($30,000) in total payments or reimbursements for the first year during the Term, and ten thousand dollars ($10,000) in total payments or reimbursements for each subsequent year during the Term.

4. PERIODIC REVIEW
The Corporation shall review Executive’s compensation and benefits, not less frequently than every twelve (12) months.
5. REIMBURSEMENTS
5.1 Business Expenses
5.1.1 During the Term of this Agreement, Executive shall be provided with one or more corporate credit cards to use to pay for business expenses incurred in the course of performing duties for the Corporation. The Corporation shall be responsible for paying the expenses charged to the card.
5.1.2 To the extent that Executive pays business expenses directly out of his personal funds, Executive shall be promptly reimbursed by the Corporation for amounts actually expended by Executive in the course of performing duties for the Corporation where Executive tenders receipts or other documentation reasonably substantiating the amounts as required by the Corporation. As a condition of employment hereunder, Executive shall entertain business prospects, maintain and improve Executive’s professional skills by participating in continuing education courses and seminars, and maintain memberships in civic groups and professional societies. Business expenses include travel, entertainment, parking, business meetings, professional dues, the costs of and dues associated with maintaining club memberships, expenses of education, and other expenses related to the duties performed by Executive, made or substantiated in accordance with policies, practices and procedures established from time to time by the Corporation and incurred in the pursuit and furtherance of the Corporation’s business and goodwill.
5.2 Travel
In connection with any travel by Executive in the performance of his duties hereunder, Executive shall be entitled to travel in business class for domestic flights up to four (4) hours duration or in first class if a business class seat is not available or if the flight is of longer duration than four (4) hours or is an international flight.
5.3 Automobile
During the Term of this Agreement, Corporation shall provide Executive with a monthly vehicle allowance or buy or lease a new car every three (3) years comparable to the make and model Executive was using as of the Effective Date of this Agreement. In addition, Corporation shall pay or reimburse Executive for reasonable and necessary costs of all automobile insurance (liability or otherwise), fuel, lubricants and automobile maintenance and repair incurred by Executive hereunder.

6. TERMINATION OF EMPLOYMENT
Employment shall terminate upon the occurrence of any of the following events:
6.1 Non-Renewal Upon Expiration of Term
Upon at least ninety (90) days prior written notice of non-renewal of this Agreement by Corporation to Executive pursuant to Section 2 hereof. Upon expiration of the Term without renewal, Executive shall receive the Without Cause Severance Benefits (defined in Section 6.4), as if he had been terminated Without Cause under Section 6.4 of this Agreement.
6.2 Mutual Agreement
Executive’s employment, and this Agreement, shall terminate at such time as the Corporation and Executive mutually agree, in writing, to such termination, and Executive shall not be eligible for any severance benefits.
6.3 Termination for Cause
6.3.1 For purposes of this Agreement, “Cause” shall be defined only as any of the following, provided however, that the Board, by a duly adopted resolution, has determined the presence of such Cause in good faith: (i) Executive’s material breach of any of his duties and responsibilities under this Agreement (other than as a result of incapacity due to Disability, as defined in Section 6.5); (ii) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for a felony that adversely affects the Corporation or its reputation; or (iii) Executive’s commission of an act of fraud or willful misconduct or gross negligence in the performance of his duties.
6.3.2 Notwithstanding the foregoing, Executive shall not be terminated for Cause pursuant to Subsection 6.3.1, unless and until Executive has received written notice of the proposed termination for Cause, including details of the bases for such termination, and Executive has had an opportunity to be heard before at least a majority of the Board. Executive shall be deemed to have had such an opportunity if written notice is given to him at least ten (10) days in advance of a meeting and Executive has the actual opportunity to be heard, at that meeting, by no less than a majority of the Board on the issues of his proposed termination.
6.3.3 Termination for any other reason than one of the reasons set forth above under Section 6.3.1 and/or without following the procedures under Subsection 6.3.2, shall be considered “Without Cause.”
6.4 Termination Without Cause
6.4.1 The Corporation shall have the right to terminate Executive’s employment with the Corporation Without Cause at any time, but any such termination shall be without prejudice to Executive’s rights to receive, at Corporation’s sole expense, the following severance benefits (the “Without Cause Severance Benefits”): (a) a lump sum payment equivalent to the aggregate of two (2) years cash compensation (defined as actual or estimated Base Salary, Bonuses, and the Corporation-paid automobile benefit under

Section 5.3 hereunder); (b) for two (2) years, Corporation-paid continued coverage for Executive and his eligible dependents under the Corporation’s existing health and benefit plans); and (c) immediate vesting in all options, restricted stock and other equity based awards granted to Executive, and Executive shall have three (3) years to exercise all vested equity based awards, subject to the terms of the respective Corporation equity plan and individual agreement(s) governing such equity based awards and as otherwise set forth in this Agreement. Unless made at a time otherwise provided for in this Agreement, such lump sum payment shall be made not later than ten (10) days after the Termination Without Cause becomes effective.
6.4.2 With regard to any options granted to Executive pursuant to the Corporation’s Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”), the following shall take place upon a Termination Without Cause and shall be considered a Without Cause Severance Benefit:
6.4.3 For each particular option (the “1997 Plan Option”):
(a) if the Current Market Price of a share of the Corporation’s common stock is greater than the exercise price of the 1997 Plan Option on the date of termination, Executive shall be able to exercise such 1997 Plan Option in accordance with the terms of the 1997 Plan and the individual stock option agreement, and the Corporation shall grant, on the date of termination, a new option, pursuant to the terms of the Corporation’s 2003 Amended and Restated Incentive Award Plan (the “2003 Plan”) or other appropriate plan or arrangement, to purchase a number of shares of the Corporation’s common stock equal to the same number of shares exercisable under the 1997 Plan Option (after fully vesting as required above) at an exercise price equal to the Current Market Price on the date of termination. Such option shall be fully vested and exercisable for three (3) years, subject to the terms of the 2003 Plan or other appropriate plan or arrangement and individual agreement(s) governing such option and as otherwise set forth in this Agreement, or
(b) if the Current Market Price of a share of the Corporation’s common stock is equal to or less than the exercise price of the 1997 Plan Option on the date of termination, such 1997 Plan Option shall be immediately cancelled, and the Corporation shall grant, on the date of termination, a new option, pursuant to the terms of the 2003 Plan or other appropriate plan or arrangement, to purchase a number of shares of the Corporation’s common stock equal to the same number of shares exercisable under the 1997 Plan Option (after fully vesting as required above) at an exercise price equal to the exercise price of the 1997 Plan Option. Such option shall be fully vested and exercisable for three (3) years, subject to the terms of the 2003 Plan or other appropriate plan or arrangement and individual agreement(s) governing such option and as otherwise set forth in this Agreement.
(c) Notwithstanding the foregoing, the total number of shares issuable pursuant to the new options granted by Subsections (a) and (b) above shall be subject to the limitation on the number of shares permitted by the 2003 Plan to be issued to one person during a calendar year, if any.

6.4.4 “Current Market Price” on any given date shall be determined as follows:
(a) If the Corporation’s common stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Current Market Price shall be the closing sale price on such date on such NASDAQ market system or principal stock exchange on which the Corporation’s common stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Current Market Price shall be the closing sale price of the Corporation’s common stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.
(b) If the Corporation’s common stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Current Market Price shall be the average of the closing bid and asked prices of the Corporation’s common stock in the over-the-counter market on such date.
(c) If neither (a) nor (b) is applicable as of such date, then the Current Market Price shall be determined by the Board, in consultation with Executive, in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all the parties.
6.5 Disability
For the purposes of this Agreement, “Disability” shall mean the absence of Executive performing Executive’s duties with the Corporation on a full-time basis for a period of twelve (12) consecutive months, as a result of incapacity due to mental or physical illness as determined by a physician selected by the Corporation or its insurers and reasonably acceptable to Executive or Executive’s legal representative. If Executive shall become Disabled, Executive’s employment may be terminated by written notice to Executive. A lump sum equal to three (3) months of Executive’s Base Salary, at the time of his termination, shall be paid to Executive or Executive’s legal representative within ten (10) days of his termination (the “Disability-Related Severance Benefits”). All equity based awards, such as options and restricted stock, shall immediately vest and shall remain exercisable in accordance with the terms of the respective Corporation equity plan and individual agreement(s) governing such options and as otherwise set forth in this Agreement.
6.6 Death
Executive’s employment and this Agreement will terminate automatically in the event of the death of Executive. A lump sum equal to three (3) months of Executive’s Base Salary, at the time of his death, shall be paid to Executive’s estate within ten (10) days of his death (the “Death-Related Severance Benefits”). All equity based awards, such as options and restricted stock, shall immediately vest and shall remain exercisable in accordance with the terms of the respective Corporation equity plan and individual agreement(s) governing such options and as otherwise set forth in this Agreement.

6.7 Resignation By Executive For No Reason
Executive may voluntary resign his employment for no reason at any time upon sixty (60) days written notice to Corporation. If the Corporation should accept Executive’s resignation effective in less than sixty (60) days, Corporation shall pay Executive all of his regular and customary compensation and benefits through the sixtieth (60th) day of notice. Executive shall not be entitled to any severance in the event of such a resignation by Executive. However, any stock options or other equity based awards (except for restricted stock) held by Executive shall immediately become fully vested upon the effective date of Executive’s resignation Without Cause, and Executive shall have three (3) years to exercise all such vested equity based award subject to the terms of the respective Corporation equity plan and individual agreement(s) governing such equity based award and as otherwise set forth in this Agreement. With regard to any 1997 Plan Options (as defined in Section 6.4), the Executive shall receive the Without Cause Severance Benefit outlined above under Section 6.4 for such options, as if he had been terminated Without Cause under Section 6.4.
6.8 Resignation By Executive for Good Reason
Other than pursuant to the circumstances of a Change of Control, as defined in Section 7.4, in which case Section 7.2 shall apply, if during the Term Executive suffers: a material diminution of base salary; a material diminution in the employee’s authority, duties or responsibilities; a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including a requirement that an employee report to a corporate officer or employee instead of directly to the board of directors; a material diminution in the budget over which the employee retains authority; a material change in geographic location at which the employee must perform his services; or any other action or inaction that constitutes a material breach of the terms of an applicable employment agreement, then Executive shall have “Good Reason” to voluntarily resign his employment with the Corporation. If, within ninety (90) days of the initial existence of the condition(s) that constitute Good Reason, Executive:(a) provides written notice to the Board of his intention to resign his employment for Good Reason; (b) provides written notice to the Board of the grounds that Executive believes he has to resign for Good Reason and within thirty (30) days of receipt of such written notice, the Board has not cured by eliminating the condition(s) that constitute Good Reason; and (c) Executive actually terminates his employment no less than two (2) years following the initial existence of the Good Reason condition, then Executive shall receive all of the Without Cause Severance Benefits, as if he had been terminated Without Cause under Section 6.4 of this Agreement.
7. CHANGE OF CONTROL
7.1 One-Time Payment to Executive
In addition to any other payment due to Executive under this Agreement, if there should occur a Change of Control of the Corporation (or any successor), Corporation (or any successor) shall within thirty (30) days pay Executive a one-time payment of six hundred thousand dollars ($600,000.00). The one-time payment shall be made in recognition of Executive’s extraordinary and unique contributions to the development of Corporation.

7.2 Executive’s Rights
If there should occur a Change of Control of the Corporation (or any successor) and (i) Executive’s employment is terminated (other than by Executive) Without Cause within twelve (12) months thereafter; or (ii) Executive is adversely affected in terms of assigned duties and responsibilities, overall compensation, benefits, title, authority, number of reports, reporting relationships or location of employment (without his written consent, being required to regularly report to an office located more than thirty (30) miles from his present office), and Executive, within twelve (12) months after an event constituting a Change of Control, elects to resign his employment with the Corporation, then in either case, Executive shall be provided with Corporation-paid senior executive outplacement services (at a value of no less than forty thousand dollars ($40,000)) at an outplacement or executive search firm of Executive’s selection (and reasonably acceptable to Corporation); and he shall receive the Without Cause Severance Benefits, as if he had been terminated Without Cause under Section 6.4 of this Agreement. For clarity, the Without Cause Severance Benefits, in this circumstance, include the Executive’s right to exercise his equity based awards, including options to acquire common stock of the Corporation or acquirer’s stock, if applicable. Collectively, the benefits Executive is eligible to receive under this Section 7 shall be referred to as the “Change of Control Severance Benefits.” In addition, instead of two (2) years cash compensation (as defined under Section 6.4.1 (a)), Executive shall receive three (3) years cash compensation pursuant to the Change of Control Severance Benefits.
7.3 Relocation Expense
In the event Executive voluntarily resigns for Good Reason, or is terminated Without Cause, the Corporation will pay or reimburse Executive for all reasonable relocation expenses incurred by Executive in connection with his and his family’s relocation to Connecticut, including, but not limited to short-term hotel costs or apartment rental for Executive for a period not to exceed six (6) months, house hunting, travel by Executive’s spouse and all household goods moving costs. The total of all such amounts will not exceed seventy-five thousand dollars ($75,000). The Corporation will provide Executive with additional cash compensation at the end of the calendar year to fully offset taxes attributable to Executive as a result of payment of such reasonable relocation expenses by the Corporation. If within six (6) months of his voluntary resignation for Good Cause, or his termination Without Cause, Executive informs the Corporation that he does not intend to relocate, Corporation shall pay Executive seventy-five thousand dollars ($75,000) in a lump sum, less any relocation expenses already incurred or advanced.
7.4 Definition
For all purposes of this Agreement, “Change of Control” shall have the same definition of Change of Control in the Corporation’s 2003 Amended and Restated Incentive Award Plan.
8. CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION
8.1 Notwithstanding anything in this Agreement to the contrary, and except as set forth below, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

8.2 Subject to the provisions of Section 8.3, all determinations required to be made under this Article 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payments, as determined pursuant to this Article 8, shall be paid by the Corporation to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 8.3, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.
8.3 The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive has been informed in writing of such claim and shall apprise the Corporation of the nature of such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that is desires to contest such claim, the Executive shall:
i.	give the Corporation any information reasonably requested by the Corporation relating to such claim,
ii.
take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

iii.	cooperate with the Corporation in good faith in order effectively to contest such claim, and

iv.	permit the Corporation to participate in any proceedings relating to such claim;
provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.3, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
8.4 If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 8.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of Section 8.3) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 8.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
9. DEFERRED COMPENSATION
In the event that the Corporation determines that any payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the payments hereunder, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)

However if there is no Revised Payment Schedule that would avoid application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Corporation may attach conditions to or adjust the amounts paid pursuant to this Section 9 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 9; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.
10. MISCELLANEOUS
10.1 Arbitration
Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either party, be settled by binding arbitration before a single arbitrator in Orange County, California in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Corporation shall pay the filing fee, all other costs of the arbitration and the fees and costs of the arbitrator (the “Arbitration Costs”). The Arbitrator shall award reasonable attorneys’ fees and expenses (but in no case Arbitration Costs) to the prevailing party.
10.2 No Third-Party Beneficiaries
This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.
10.3 Entire Agreement
This Agreement (including the documents referred to herein and the Employee Proprietary Information and Inventions Agreement signed by Executive on July 15, 2004 (the “Proprietary Information Agreement”), the Indemnity Agreement signed by Executive on September 7, 2004 (the “Indemnity Agreement”) and all agreements and/or plans governing equity based awards granted to Executive) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.
10.4 Succession and Assignment
This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Corporation and Executive; provided, however, that the Corporation may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Corporation nonetheless shall remain responsible for the performance of all of its obligations hereunder). Any successor or assignee of the Corporation shall be deemed substituted for employer under the terms of this Agreement for all purposes.

10.5 Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
10.6 Headings
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
10.7 Notices
All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to Corporation:
Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, CA 92618
If to Executive:
Rajesh Shrotriya, M.D.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice in the manner herein set forth.
10.8 Governing Law
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.9 Amendments and Waivers
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, approved by the Board, and signed by Corporation and the Executive. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
10.10 Severability
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
10.11 Defense and Indemnification
10.11.1 The Corporation shall, to the maximum extent permitted by the laws of Delaware and California, defend, indemnify and hold Executive harmless from and against any expenses, including reasonable attorneys fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Corporation in any and all cases pursuant to the terms of the Indemnity Agreement. The Corporation shall pay or reimburse Executive’s expenses, including reasonable attorneys fees and costs of settlement, reasonably incurred in defending against any such proceeding to the maximum extent permitted by law in any and all cases pursuant to the terms of the Indemnity Agreement. The Corporation shall include Executive under all directors and officers liability insurance policies and shall use its best efforts to maintain or improve existing coverage levels, assuming continuation of insurance availability at commercially reasonable rates.
10.11.2 The Corporation shall defend, indemnify and hold Executive harmless from and against any income tax assessed against him as a result of any payment/benefit being paid to or given to him by the Corporation that is not exempt from, or that violates, Internal Revenue Code Section 409A.
10.12 Board Acting by Committee
Any action that this Agreement requires or permits the Board or the Corporation to take may be taken by a Compensation Committee or any other authorized committee of the Board.
[Signature Page Follows]

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CORPORATION		EXECUTIVE

By:	/S/ Stuart Krassner	By:	/S/ Rajesh C. Shrotriya

	Stuart Krassner, Sc.D., Psy.D.		Rajesh C. Shrotriya, M.D.
Chair, Compensation Committee